Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Susan DeVico

SunPower Corp.

+1-510-337-1527

Julie Blunden

SunPower Corp.

+1-408-240-5577

PowerLight to Build 4.8 Megawatt Solar Electric Power Plant in Spain

GENEVA, April 2, 2007 – PowerLight, a leading global provider of large scale solar power systems and a subsidiary of SunPower Corporation (Nasdaq: SPWR), announced today that its Swiss subsidiary, PowerLight Systems S.A., has entered into an agreement with Agrupación Solar Llerena-Badajoz 1, A.I.E. and Solarpack Corporación Tecnológica, S.L., to design and build a solar electric power plant in Llerena, Spain. The plant is expected to generate approximately 4.8 megawatts of peak power.

The project will cover an area of approximately 19 hectares, and will employ proprietary solar tracking technology developed by PowerLight, which increases annual energy production by up to 22 percent compared with fixed-tilt systems. Construction is expected to be complete by the end of this year. Solarpack is the project developer.

“PowerLight offers today’s most advanced solution for maximizing both solar energy production and financial project returns on large-scale solar projects,” said José Galindez, chief executive officer of Solarpack. “We are looking forward to working with PowerLight to complete this project and deliver emission-free, renewable solar power to the people of Llerena and the surrounding area.”

“Spain has one of the best solar resources on Earth and we applaud the government’s active leadership in bringing solar power to market,” said Marco Antonio Northland, PowerLight general manager, Europe. “With excellent partners like Solarpack, we look forward to responding to Spain’s power needs with reliable, clean and affordable solar energy.”

PowerLight is a market leader in Southern Europe, with a number of projects under development in the region. On March 28, an 11-megawatt project in Serpa, Portugal, designed and deployed by PowerLight, was officially dedicated.

About PowerLight

PowerLight is a leading global provider of large-scale solar power systems, delivering over a decade of experience and financial value to commercial, utility, public sector and residential customers worldwide. PowerLight designs, deploys and operates the largest solar power systems in the world through market-leading innovation and exceptional customer service. For more information, please visit www.powerlight.com. PowerLight is a subsidiary of SunPower Corp.

About SunPower

SunPower Corp. (NASDAQ: SPWR) designs, manufactures and markets high-performance solar electric technology worldwide. SunPower’s high-efficiency solar cells and panels generate up to 50 percent more power per unit area than conventional solar technologies and have a uniquely attractive, all-black appearance. SunPower’s PowerLight subsidiary is a leading global provider of large-scale solar power systems, with over 100 megawatts installed. For more information on SunPower please visit the SunPower website at www.sunpowercorp.com. SunPower is a majority-owned subsidiary of Cypress Semiconductor Corp. (NYSE: CY).

Forward Looking Statement

This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that do not represent historical facts. We use words such as “will” and “expected” and similar expressions to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the planned construction of the solar systems in Llerena, Spain, the expected 4.8 megawatts of peak power anticipated for the system, the expected annual energy production increases delivered by PowerLight’s tracking technology over fixed-tilt systems, and the anticipated project completion date. These forward-looking statements are based on information available to us as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, risks and uncertainties that could cause actual results to differ include construction difficulties or potential delays in the project implementation process; unanticipated delays or difficulties securing necessary permits, licenses or other governmental approvals, and the risk of continuation of supply of products and components from suppliers to PowerLight, including competitors of SunPower. You should carefully consider these and other risk factors contained in documents that the company files with the SEC, including the Form 10-K for fiscal 2006. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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SunPower is a registered trademark of SunPower Corp. PowerLight is a registered trademark of PowerLight Corp. Cypress is a registered trademark of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners.